AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

SUMMIT BANCSHARES, INC.
FORT WORTH, TEXAS

AND

ANB FINANCIAL CORPORATION
ARLINGTON, TEXAS

Dated as of February 5, 2004

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Section 5.18	Shell Charter Sale	37

         In the event that Summit BHC elects to pursue the Shell Charter Sale, Summit BHC agrees that any fees incurred by ANBFC as a result of assisting Summit BHC with a potential Shell Charter Sale will not result in a deduction from the Merger Consideration.

ARTICLE VI. COVENANTS OF SUMMIT BHC		38

Section 6.01	Best Efforts	38
Section 6.02	Incorporation and Organization of New ANBFC	38
Section 6.03	Merger Agreement	38
Section 6.04	Information for Applications and Statements	38
Section 6.05	Acts of New ANBFC	38
Section 6.06	Untrue Representations	38
Section 6.07	Litigation and Claims	39
Section 6.08	Regulatory and Other Approvals	39
Section 6.09	Adverse Change	39
Section 6.10	Severance	39
Section 6.11	Employment Matters	39

ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ANBFC		40

Section 7.01	Compliance with Representations, Warranties and Agreements	40
Section 7.02	Shareholder Approvals	40
Section 7.03	Government and Other Approvals	40
Section 7.04	No Litigation	40
Section 7.05	Employment Agreements	41

ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SUMMIT BHC		41

Section 8.01	Compliance with Representations, Warranties and Agreements	41
Section 8.02	Shareholder Approvals	41
Section 8.03	Government and Other Approvals	41
Section 8.04	No Litigation	42
Section 8.05	Accounting Treatment	42
Section 8.06	No Material Adverse Change	42
Section 8.07	Employment Agreements	42
Section 8.08	Director Support Agreements	42
Section 8.09	Releases of Directors and Officers	43
Section 8.10	Minimum Shareholders Equity	43
Section 8.11	Minimum Allowance for Loan Losses and Collection of Account Receivable	43

ARTICLE IX. TERMINATION AND ABANDONMENT		44

Section 9.01	Right of Termination	44
Section 9.02	Notice of Termination	45

EXHIBITS

Exhibit A	-	Merger Agreement
Exhibit B	-	Director Support Agreement
Exhibit C	-	Voting Agreement and Irrevocable Proxy
Exhibit D	-	Form of Director Release
Exhibit E	-	Form of Officer Release
Exhibit F	-	Form of Optionholder Agreement

SCHEDULES

Schedule 3.03	-	ANBFC Capitalization
Schedule 3.04	-	Compliance with Laws, Permits and Instruments
Schedule 3.05	-	ANBFC Financial Statements
Schedule 3.06	-	Ownership Interests

Schedule 3.07	-	The Bank
Schedule 3.08	-	Litigation
Schedule 3.09	-	Consents and Approvals
Schedule 3.10	-	Undisclosed Liabilities
Schedule 3.11	-	Title to Assets
Schedule 3.12	-	Absence of Certain Changes or Events
Schedule 3.13	-	Leases, Contracts and Agreements
Schedule 3.15	-	Insurance
Schedule 3.17	-	Proprietary Rights
Schedule 3.18	-	Transactions With Certain Persons and Entities
Schedule 3.19	-	Evidence of Indebtedness
Schedule 3.21	-	Condition of Assets
Schedule 3.22	-	Environmental Compliance
Schedule 3.23	-	Regulatory Compliance
Schedule 3.31	-	Voting Trust or Buy-Sell Agreements
Schedule 3.32	-	Employee Benefit Plans
Schedule 4.03	-	Summit BHC Capitalization
Schedule 4.07	-	Consents and Approvals
Schedule 4.08	-	Summit BHC Financial Statements
Schedule 5.15	-	Proxies
Schedule 5.17	-	Parachute Payment Agreements
Schedule 7.05	-	Employment Agreements
Schedule 8.08	-	Director Support Agreements
Schedule 8.11	-	Problem Loan List

v

AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 2nd day of February 2004, by and between SUMMIT BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices in Fort Worth, Texas (“Summit BHC”), and ANB FINANCIAL CORPORATION, a Texas corporation and registered bank holding company with its principal offices in Arlington, Texas (“ANBFC”).

W I T N E S S E T H:

        WHEREAS, ANBFC owns all of the issued and outstanding shares of capital stock of ANB Delaware Financial Corporation, a Delaware corporation and registered bank holding company (“ANB Delaware”);

        WHEREAS, ANB Delaware owns all of the issued and outstanding shares of capital stock of Arlington National Bank, a national banking association with its principal offices located in Arlington, Texas (the “Bank”);

        WHEREAS, Summit BHC proposes to acquire all of the issued and outstanding shares of voting common stock, par value $5.00 per share, of ANBFC (the “ANBFC Stock”) and all outstanding and unexercised options to acquire ANBFC Stock (the “ANBFC Options”), through the merger of New ANBFC, Inc., a wholly-owned subsidiary of Summit BHC (“New ANBFC”) with and into ANBFC (the “Merger”);

        WHEREAS, Summit BHC and ANBFC believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of Summit BHC, ANBFC and their respective shareholders;

        WHEREAS, Summit BHC and ANBFC desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

        WHEREAS, the respective boards of directors of Summit BHC and ANBFC have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, Summit BHC and ANBFC undertake, promise, covenant and agree with each other as follows:

ARTICLE I.   ACQUISITION OF ANBFC BY SUMMIT BHC

        Section 1.01 Merger of New ANBFC with and into ANBFC. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger to be entered into between ANBFC and New ANBFC (the “Merger Agreement”), the form of which is attached hereto as Exhibit A, Summit BHC shall cause New ANBFC to be merged with and into ANBFC pursuant to the provisions of Part Five of the Texas Business Corporation Act (the “TBCA”) and with the effect provided in Article 5.06 of the TBCA.

        Section 1.02 Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA. Following the Merger, ANBFC shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of New ANBFC shall cease. The name of the Resulting Corporation shall be “ANB Financial Corporation.” The existing offices and facilities of ANBFC immediately preceding the Merger shall be the principal offices and facilities of the Resulting Corporation following the Merger. At the Effective Date, all rights, title and interests to all real estate and other property owned by each of New ANBFC and ANBFC shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Date, all liabilities and obligations of New ANBFC and ANBFC shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor and no other party to the Merger shall be liable therefor. At the Effective Date (as defined in Section 2.05 of this Agreement), a proceeding pending by or against either New ANBFC or ANBFC may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

        Section 1.03 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws, respectively, of the Resulting Corporation shall be as set forth in the Merger Agreement.

        Section 1.04 Directors and Officers. The directors and officers, respectively, of the Resulting Corporation shall be as set forth in the Merger Agreement.

        Section 1.05 Conversion of the ANBFC Stock. At the Effective Date by virtue of this Agreement and without any further action on the part of any holder of ANBFC Stock (“ANBFC Shareholders”) or any holder of ANBFC Options (“ANBFC Optionholders”):

A. All of the shares of ANBFC Stock issued and outstanding as of the Effective Date and all of the outstanding and unexercised ANBFC Options, shall be converted into the right to receive from Summit BHC the aggregate merger consideration equal to $13,779,000, subject to certain adjustments set forth in Section 1.06, Section 8.10 and Section 8.11 below of this Agreement (the “Merger Consideration”). The Merger Consideration shall be allocated to the ANBFC Shareholders and the ANBFC Optionholders as follows:

(i) For each share of ANBFC Stock issued and outstanding as of the Effective Date, an amount (payable as provided in Section 1.11) equal to (a) the sum of the Merger Consideration plus the aggregate Exercise Price (as defined in Section 3.03 of this Agreement) of all ANBFC Options, divided by (b) the number of shares of ANBFC Stock issued and outstanding as of the Effective Date, assuming the exercise of all ANBFC Options; and

(ii) For each ANBFC Option, an amount (payable as provided in Section 1.11) equal to (a) the sum of the Merger Consideration plus the aggregate Exercise Price of all ANBFC Options, divided by (b) the number of shares of ANBFC Stock issued and outstanding as of the Effective Date, assuming the exercise of all ANBFC Options, minus (c) the Exercise Price of such ANBFC Option.

B. The Merger Consideration shall be payable in cash or other immediately available funds at Closing (as defined in Section 2.01 of this Agreement).

C. The shares of New ANBFC (the “New ANBFC Stock”) outstanding at the Effective Date shall, at the Effective Date and by virtue of the Merger and without any action on the part of Summit BHC or any other party as holder thereof, be converted into 1,000 shares of common stock of the Resulting Corporation with a par value of $1.00 per share. The authorized number of shares of common stock of the Resulting Corporation shall be the same as the authorized number of shares of New ANBFC Stock immediately prior to the Effective Date.

D. The shares of the ANBFC Stock issued and outstanding at the Effective Date and all outstanding and unexercised ANBFC Options as of the Effective Date shall, by operation of law and without any action on the part of the holder thereof, unless dissenters’ rights under applicable law are being perfected with respect thereto, be converted into the right to receive the Merger Consideration.

E. In accordance with Section 1.11, each ANBFC Shareholder and each ANBFC Optionholder shall be required to surrender his shares or options to Summit Bank, a national banking association and wholly-owned subsidiary of Summit BHC, which shall act as exchange agent (the “Exchange Agent”), and upon such surrender, each such holder shall be entitled to receive from Summit BHC, the Merger Consideration which such holder is entitled to receive as described in Section 1.05A and Section 1.05B of this Agreement. Until so surrendered, each such outstanding certificate representing shares of ANBFC Stock and ANBFC Options shall be deemed for all purposes, subject only to dissenters’ rights under applicable law, to evidence solely the right to receive such Merger Consideration from Summit BHC.

F. In addition to the Merger Consideration described in Section 1.05A above and subject to Section 1.05G, each ANBFC Option shall be converted into the right to receive from Summit BHC at the Closing, an amount in cash equal to (A) thirty-four percent (34%) of the aggregate amount of the Merger Consideration payable to the ANBFC Optionholders at the Closing divided by (B) the number of ANBFC Options outstanding and unexercised as of the Closing Date; provided, however, that such amount payable to each ANBFC Optionholder pursuant to this Section 1.05F shall be reduced by (i) the amount of any federal, state or local taxes that would be required by law to be paid by ANBFC with respect to such payments (prior to giving effect to this subsection (i)), and (ii) the amount of any applicable withholding and salary deductions and any other amounts specifically authorized to be withheld or deducted by such ANBFC Optionholder;

G. In the event that the ANBFC Shareholders do not approve the Parachute Payments (as defined in Section 1.09A of this Agreement) in accordance with Section 280G(b)(5)(A)(ii) of the Code as contemplated by Section 1.09A, the payments described in Section 1.05F above, together with any other payments to be made in connection with the Merger that may constitute “excess parachute payments”, shall be limited to the maximum amount that can be paid such that no portion of such payments constitute “excess parachute payments” as defined in Section 280G(b)(1) of the Code.

        Section 1.06 Adjustments to Merger Consideration for Certain Payments. The aggregate amount of Merger Consideration payable at the Closing to the ANBFC Shareholders and the ANBFC Optionholders shall be reduced, on a dollar for dollar basis, by (i) the amount of any change in control bonuses or similar payments, and the payroll and other employer taxes associated with such payments, paid or payable to H.G. Leffler and Robert D. Roten or associated with such payments in connection with the proposed Merger (net of any tax benefit to ANBFC associated therewith), which payments shall be made by ANBFC, (ii) by the amount of any fees paid by ANBFC or the Bank to any broker or investment banker, including without limitation, Service Asset Management Company (“SAMCO”) in connection with the proposed Merger, and (iii) the amount of the legal fees paid by ANBFC in connection with the transaction contemplated by this Agreement.

        Section 1.07 Merger Consideration. Subject to Section 1.10 of this Agreement, the Merger Consideration to be paid to the ANBFC Shareholders and the ANBFC Optionholders shall be delivered at Closing in immediately available funds.

        Section 1.08 Intentionally Omitted.

        Section 1.09 Shareholders’ Meeting. ANBFC, acting through its Board of Directors, shall, in accordance with applicable law:

A. Duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable for the purposes of (i) approving and adopting the Merger and the Merger Agreement and the transactions contemplated hereby and thereby, and (ii) approving and ratifying the payment of amounts as a result of the cashless exercise of the ANBFC Options and any other payments made in connection with the Merger (sometimes collectively referred to as the “Parachute Payments”), to the extent that such Parachute Payments constitute “excess parachute payments” under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”);

B. Require (i) no greater than the minimum vote of the ANBFC Stock required by applicable law in order to approve the Merger and the Merger Agreement,

and (ii) the requisite vote of the ANBFC Shareholders to approve the Parachute Payments under Section 280G(b)(5)(A)(ii) of the Code;

C. Subject to its fiduciary duties to the shareholders of ANBFC, include in the Proxy Statement (defined in Section 1.09D below) the recommendation of its Board of Directors that the shareholders of ANBFC vote in favor of (i) the approval and adoption of the Merger and the Merger Agreement and the transactions contemplated hereby and thereby, and (ii) the Parachute Payments; and

D. Cause the Proxy Statement to be mailed to the shareholders of ANBFC as soon as practicable, and use its best efforts to obtain (i) the approval and adoption of the Merger and the Merger Agreement by shareholders holding at least the minimum number of shares of ANBFC Stock entitled to vote at the Shareholders’ Meeting necessary to approve the Merger and the Merger Agreement under applicable law, and (ii) the approval and ratification of the Parachute Payments in accordance with Section 280G(b)(5)(A)(ii) of the Code. The letter to shareholders, notice of meeting, proxy statement and form of proxy to be distributed to shareholders in connection with the Merger and the Merger Agreement shall be in form and substance satisfactory to Summit BHC and are collectively referred to herein as the “Proxy Statement.”

        Section 1.10 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of ANBFC Stock that are outstanding immediately prior to the Effective Date and that are held by ANBFC Shareholders who have not voted such shares in favor of the Merger and who shall have otherwise complied with the terms and provisions of Section 5.12 of the TBCA (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Section 5.12 of the TBCA; provided, however, in the event that a ANBFC Shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, such shares of ANBFC Stock shall be converted into and represent only the right to receive the consideration specified in Section 1.05 of this Agreement.

        Section 1.11 Delivery of Consideration; Exchange of Certificates. The Exchange Agent shall prepare for each holder of one or more certificates representing shares of ANBFC Stock (“Certificates”) and each ANBFC Optionholder, a letter of transmittal for use in exchanging such holder’s Certificates or ANBFC Options for the Merger Consideration. ANBFC shall forward such letters of transmittal to each of the ANBFC Shareholders and ANBFC Optionholders, addressed to the most current address of such ANBFC Shareholders or ANBFC Optionholders according to the records of ANBFC, at least twenty (20) days prior to the Closing Date unless ANBFC and Summit BHC shall mutually agree to send such letters at a later date. If a holder of Certificates or ANBFC Options surrenders such Certificates or ANBFC Options and a properly executed letter of transmittal to the Exchange Agent at least five (5) business days prior to the Closing Date, then, on the Closing Date, Summit BHC shall deliver to such holder of Certificates or ANBFC Options the portion of the Merger Consideration to which such holder is entitled under Section 1.05 of this Agreement. If a holder of Certificates or ANBFC Options surrenders such Certificates or ANBFC Options and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) business days prior to the Closing Date, then promptly, and in no event later than five (5) business days after receipt of such

Certificates or ANBFC Options and letter of transmittal, Summit BHC shall deliver to such holder of Certificates or ANBFC Options the portion of the Merger Consideration to which such holder is entitled under Section 1.05 of this Agreement. If any record shareholder of ANBFC is unable to locate any Certificate evidencing the ANBFC Stock, such shareholder shall submit to the Exchange Agent an affidavit of lost certificate and indemnification agreement in form acceptable to Summit BHC and, if required by Summit BHC, a surety bond in an amount equal to the amount to be delivered to such shareholder, in lieu of such Certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any other party to this Agreement shall be liable to any holder of Certificates representing the ANBFC Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. No interest shall be payable with respect to the payment of the Merger Consideration.

        Section 1.12 Alternate Acquisition Proposal. Notwithstanding any provision in this Agreement to the contrary, Summit BHC shall be permitted, in its sole discretion, to restructure the proposed acquisition of ANBFC through the merger of a newly formed subsidiary of Summit Bank, Fort Worth, Texas, a national banking association and wholly-owned subsidiary of Summit BHC; provided, however, Summit BHC shall only be permitted to restructure the proposed transaction to the extent that there is no change in the amount or nature of the Merger Consideration to be received by the ANBFC Shareholders and ANBFC Optionholders.

ARTICLE II.
THE CLOSING AND THE CLOSING DATE

        Section 2.01 Time and Place of the Closing and Closing Date. On a date determined by Summit BHC (herein called the “Closing Date”), which date shall be within fifteen (15) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (unless extended as provided below), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII of this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing shall take place at a location mutually agreeable to the parties hereto.

        Section 2.02 Actions to be Taken at the Closing by ANBFC. At the Closing, ANBFC shall execute and acknowledge (where appropriate) and deliver to Summit BHC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Summit BHC’s obligations to close hereunder):

A. True, correct and complete copies of the Articles of Incorporation of ANBFC and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

B. True, correct and complete copies of the Certificate of Incorporation of ANBFC Delaware and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Delaware;

C. True, correct and complete copies of the Articles of Association of the Bank and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the “OCC”);

D. Good standing and existence certificates of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of ANBFC in the State of Texas and all other jurisdictions where it is qualified to do business;

E. Good standing and existence certificates of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of ANBFC Delaware in the State of Delaware and all other jurisdictions where it is qualified to do business;

F. Good standing and existence certificates of a recent date, issued by the OCC and appropriate state officials, duly certifying as to the existence under the laws of the United States and good standing of the Bank in the State of Texas and all other jurisdictions where it is qualified to do business;

G. A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act (the “FDIA”);

H. A certificate, dated as of the Closing Date, duly executed by the Secretary or an Assistant Secretary of ANBFC, acting solely in his capacity as an officer of ANBFC, pursuant to which ANBFC shall certify (i) the due adoption by the Board of Directors of ANBFC of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the shareholders of ANBFC (a) authorizing the transactions and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, and (b) approving the Parachute Payments in accordance with Section 280G(b)(5)(A)(ii) of the Code; (iii) the incumbency and true signatures of those officers of ANBFC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of ANBFC; and (iv) that the copy of the Bylaws of ANBFC attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

I. A certificate duly executed by the Secretary or an Assistant Secretary of ANBFC Delaware, acting solely in his capacity as an officer of ANBFC Delaware,

pursuant to which ANBFC Delaware shall certify that the copy of the Bylaws attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

J. A certificate duly executed by the Cashier or an Assistant Cashier of the Bank, acting solely in his capacity as an officer of the Bank, pursuant to which the Bank shall certify that the copy of the Bylaws attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

K. A certificate duly executed by a duly authorized officer of ANBFC, acting solely in his capacity as an officer of ANBFC, dated as of the Closing Date, pursuant to which ANBFC shall certify (i) that all of the representations and warranties made in ARTICLE III of this Agreement are true and correct on and as of the date of such certificate as if made on such date, (ii) the calculation of the Bank’s deferred tax asset as of the Closing Date and (iii) that except as expressly permitted by this Agreement there shall have been no Material Adverse Change (as defined in Section 11.10E of this Agreement) since September 30, 2003;

L. All consents required to be obtained by ANBFC from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Schedule 3.09; and

M. All other documents required to be delivered to Summit BHC by ANBFC under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Summit BHC.

        Section 2.03 Actions to be Taken at the Closing by Summit BHC. At the Closing, Summit BHC shall execute and acknowledge (where appropriate) and deliver to ANBFC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to ANBFC’s obligations to close hereunder):

A. True, correct and complete copies of Summit BHC’s Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

B. True, correct and complete copies of New ANBFC’s Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

C. Good standing and existence certificates of a recent date, issued by the appropriate state officials, duly certifying as to the existence and good standing of Summit BHC in the State of Texas and all other jurisdictions where it is qualified to do business;

D. A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of Summit BHC, acting solely in his capacity as an officer of Summit

BHC, pursuant to which Summit BHC shall certify (i) the due adoption by the Board of Directors of Summit BHC of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Summit BHC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Summit BHC; and (iii) that the copy of the Bylaws of Summit BHC attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

E. A certificate duly executed by the Secretary or an Assistant Secretary of New ANBFC, acting solely in his capacity as an officer of New ANBFC, pursuant to which New ANBFC shall certify (i) the due adoption by the Board of Directors of New ANBFC of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of New ANBFC authorizing the transactions and the execution and delivery of the Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (iii) the incumbency and true signatures of those officers of New ANBFC duly authorized to act on its behalf in connection with the transactions contemplated by the Merger Agreement and to execute and deliver the Merger Agreement and the taking of all actions contemplated thereby on behalf of New ANBFC; and (iv) that the copy of the Bylaws of New ANBFC attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

F. A certificate, dated as of the Closing Date, executed by a duly authorized officer of Summit BHC, acting solely in his capacity as an officer of Summit BHC, pursuant to which Summit BHC shall certify that all of the representations and warranties made in ARTICLE IV of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date;

G. All consents required to be obtained by Summit BHC or New ANBFC from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed on Schedule 4.07; and

H. All other documents required to be delivered to ANBFC by Summit BHC under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by ANBFC.

        Section 2.04 Further Assurances. At any time and from time to time after the Closing, at the request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In the event that, at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such action.

        Section 2.05......Effective Date. The “Effective Date” as that term is used in this Agreement means the effective date of the Merger under the Merger Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF ANBFC

        Subject to the limitations contained herein, ANBFC hereby makes the representations and warranties set forth in this ARTICLE III to Summit BHC. ANBFC agrees at the Closing to provide Summit BHC with supplemental schedules reflecting any material changes thereto between the date of this Agreement and the Closing Date.

        Section 3.01 Organization and Qualification. ANBFC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. ANBFC is a corporation, duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. ANBFC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, the Bank, as now owned, leased or operated and to enter into and carry out its obligations under this Agreement and the Merger Agreement. True and complete copies of the Articles of Incorporation and Bylaws of ANBFC as amended to date, certified by the Secretary of ANBFC, have been delivered to Summit BHC. ANBFC does not own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10), other than ANBFC Delaware and the Bank. The nature of the business of ANBFC and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth on Schedule 3.07, ANBFC has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than (i) ANBFC Delaware and the Bank, (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies, or (iii) in a fiduciary capacity, and the business carried on by ANBFC has not been conducted through any other direct or indirect Subsidiary or Affiliate of ANBFC other than ANBFC Delaware and the Bank.

        Section 3.02 Execution and Delivery. ANBFC has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including, but not limited to, the Merger Agreement. This Agreement has been, and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, have been or at Closing will be, duly executed by ANBFC and each constitutes the legal, valid and binding obligation of ANBFC, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        Section 3.03 ANBFC Capitalization. The entire authorized capital stock of ANBFC consists solely of 2,000,000 shares of ANBFC common stock, par value $5.00 per share, of which 293,889 shares are issued and outstanding. Schedule 3.03 sets forth the name of each person that has been granted ANBFC Options, the number of shares that may be acquired as of December 31, 2003, upon exercise of the ANBFC Options, and the exercise price of such ANBFC Options (the “Exercise Price”). Except for the ANBFC Options, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, ANBFC to purchase or otherwise acquire any security of or equity interest in ANBFC, obligating ANBFC to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of ANBFC Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of ANBFC Stock have been issued in compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of ANBFC Stock except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement have been paid.

        Section 3.04 Compliance with Laws, Permits and Instruments. Except as disclosed on Schedule 3.04, ANBFC, ANBFC Delaware, and the Bank have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time will be in default) under, or in violation of, (i) any provision of the Articles of Incorporation of ANBFC, the Certificate of Incorporation of ANBFC Delaware, the Articles of Association of the Bank, or Bylaws of ANBFC, ANBFC Delaware, or the Bank, (ii) any provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to ANBFC, ANBFC Delaware, the Bank or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to ANBFC, ANBFC Delaware, the Bank or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

        Except as set forth on Schedule 3.04, the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, including, but not limited to the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Incorporation of ANBFC, the Certificate of Incorporation of ANBFC Delaware, or Articles of Association of the Bank or Bylaws of ANBFC, ANBFC Delaware, or the Bank, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to ANBFC, ANBFC Delaware, the Bank or their respective assets, operations, properties or businesses or (iii) any material permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to ANBFC, ANBFC Delaware, the Bank or their respective assets, operations, properties or businesses.

        Section 3.05 ANBFC Financial Statements. ANBFC has furnished to Summit BHC true and complete copies of the audited consolidated financial statements of ANBFC for the years ended December 31, 2001 and 2002 (the “Financial Statements”). Except as described in Schedule 3.05, the ANBFC Financial Statements (including any related notes) were prepared in conformity with generally accepted accounting principles (“GAAP”), applied on a basis consistent with prior periods, except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of ANBFC. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein or as set forth on Schedule 3.05.

        Section 3.06 ANBFC Delaware.

A. ANBFC Delaware is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. ANBFC Delaware is a corporation, duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Delaware. ANBFC Delaware has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, the Bank, as now owned, leased or operated and to enter into and carry out its obligations under this Agreement and the Merger Agreement. True and complete copies of the Certificate of Incorporation and Bylaws of ANBFC Delaware, as amended to date, certified by the Secretary of ANBFC Delaware, have been delivered to Summit BHC. ANBFC Delaware does not own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10), other than the Bank. The nature of the business of ANBFC Delaware and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Delaware. Except as set forth on Schedule 3.06, ANBFC Delaware has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank, as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by ANBFC Delaware has not been conducted through any other direct or indirect Subsidiary or Affiliate of ANBFC Delaware other than ANBFC and the Bank.

B. The entire authorized capital stock of ANBFC Delaware consists solely of 1,000 shares of common stock of ANBFC Delaware, par value $1.00 per share (the “ANBFC Delaware Stock”), of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of the ANBFC Delaware Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not and will not have been issued in violation of the preemptive rights of any person. The securities of ANBFC Delaware have been issued in compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. ANBFC is, and as of the

Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of ANBFC Delaware, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind except for a pledge in favor of Laredo National Bank to secure certain indebtedness of ANBFC. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which ANBFC or ANBFC Delaware is or may become obligated to issue, assign or transfer any securities of ANBFC Delaware. There are no restrictions applicable to the payment of dividends on the shares of the ANBFC Delaware Stock except pursuant to applicable laws and regulations.

        Section 3.07 The Bank.

A. The Bank is a national banking association, validly existing and in good standing under the laws of the United States, and duly organized and in good standing under all laws, rules, and regulations of the United States. The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, have been delivered to Summit BHC. The Bank is an insured bank as defined in the FDIA. The Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth on Schedule 3.07, the Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

B. The entire authorized capital stock of the Bank consists solely of 300,000 shares of common stock of the Bank, par value $5.00 per share (the “Bank Stock”), of which 295,200 shares are issued and outstanding. All of the issued and outstanding shares of the Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not and will not have been issued in violation of the preemptive rights of any person. The securities of the Bank have been issued in compliance with the securities laws of the United States and the State of Texas. ANBFC Delaware is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of the Bank, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind except for a pledge in favor of Laredo National Bank to secure certain indebtedness of ANBFC. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which ANBFC or the Bank is or may become obligated to issue, assign or transfer any securities of the Bank. There are no restrictions applicable to the payment of dividends on the shares of the Bank Stock except pursuant to applicable laws and regulations.

C. ANBFC has furnished Summit BHC with a true and complete copy of the Reports of Condition and Income as of December 31, 2002 and September 30, 2003 (the “Call Reports”), for the Bank. The Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. To the best knowledge of ANBFC and the Bank, the allowance for loan losses account for the Bank is, and as of the Closing Date should be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

        Section 3.08 Litigation. Except as set forth on Schedule 3.08, there are no actions, claims, suits, investigations, reviews or other legal, quasi-judicial or administrative proceedings of any kind or nature now pending or threatened against or affecting ANBFC, ANBFC Delaware, or the Bank at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality, domestic or foreign, that in any manner involve ANBFC, ANBFC Delaware, or the Bank or any of their properties or capital stock that might reasonably be anticipated to result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement or the Merger Agreement, and none of ANBFC, ANBFC Delaware, or the Bank know or have any reason to be aware of any basis for the same. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of ANBFC, threatened against ANBFC, ANBFC Delaware, or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by ANBFC, ANBFC Delaware, or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 3.09 Consents and Approvals. ANBFC’s Board of Directors (at a meeting duly called and held) has resolved to recommend to its shareholders (i) approval and adoption of the Merger and the Merger Agreement, and (ii) approval and ratification of the Parachute Payments. Except as disclosed in Schedule 3.09, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of ANBFC or the Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement or the consummation by ANBFC and the Bank of the transactions contemplated hereby or thereby.

        Section 3.10 Undisclosed Liabilities. None of ANBFC, ANBFC Delaware, or the Bank has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Benefit Plan (as defined in Section 3.32 of this Agreement) or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements (as described in Section 3.18 of this Agreement)) that are not reflected in or disclosed in the Financial Statements or the Call Reports, except (A) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Financial Statements or the Call Reports, respectively or (B) as disclosed on Schedule 3.10. Except as disclosed on Schedule 3.10, none of ANBFC, ANBFC Delaware, or the Bank is liable or will become liable for any change in control bonus or similar payment to any person in connection with the proposed Merger.

        Section 3.11 Title to Assets. True and complete copies of all existing deeds, leases and title insurance policies for all real property owned or leased by the Bank, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject have been made available to Summit BHC. Each of ANBFC, ANBFC Delaware, and the Bank has good and indefeasible title to all of its assets and properties used or useful in the operation of the Bank’s business including, without limitation, all personal and intangible properties reflected in the Financial Statements or the Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Schedule 3.11, (B) as noted in the Financial Statements or the Call Reports or as set forth in the documents delivered to Summit BHC pursuant to this Section 3.11, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the Financial Statements or the Call Reports.

        Section 3.12 Absence of Certain Changes or Events. Except as disclosed on Schedule 3.12 or as permitted in writing by Summit BHC, since September 30, 2003, each of ANBFC, ANBFC Delaware, and the Bank has conducted its business only in the ordinary course and has not:

A. Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E. Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or in a fiduciary capacity);

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Schedule 3.10, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the dates of the Financial Statements or the Call Reports;

G. Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except pursuant to the settlement of litigation described in Section 3.12L), which individually or in the aggregate would constitute a Material Adverse Change;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing rights with respect thereto;

J. Except as described in Schedule 3.10, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K. Except for improvements or betterments relating to Properties (as defined in Section 11.10), made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

L. Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $10,000;

M. Suffered any change, event or condition that, in any case or in the aggregate, has caused or may result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees (provided, however, that the Bank shall continue to have the right to terminate employees in accordance with its existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

P. Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

R. Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any Investment Securities (as defined in Section 11.10) except in the normal course of business as disclosed in the investment reports included in the monthly report to the Bank’s Board of Directors;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $50,000; or

T. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through S. above.

        Section 3.13 Leases, Contracts and Agreements. Schedule 3.13 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which ANBFC, ANBFC Delaware, or the Bank is a party or by which ANBFC, ANBFC Delaware, or the Bank is bound that obligate or may obligate ANBFC, ANBFC Delaware, or the Bank in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate ANBFC, ANBFC Delaware, or the Bank for an amount in excess of $50,000 over the entire term of such related contracts (the “Contracts”). ANBFC has delivered true and correct copies of all Contracts to Summit BHC. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by the Bank, but does include unfunded loan commitments and letters of credit issued by the Bank where the borrowers’ total direct and indirect indebtedness to the Bank is in excess of $100,000. Except as set forth in Schedule 3.13, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of ANBFC, ANBFC Delaware, or the Bank. To the knowledge of ANBFC, ANBFC Delaware, and the Bank, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.13, all rent and other payments by the Bank under the Contracts are current, there are no existing defaults, including without limitation, covenant defaults, by ANBFC, ANBFC Delaware, or the Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. ANBFC, ANBFC Delaware, or the Bank, respectively, has a good and indefeasible leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

        Section 3.14 Taxes. Each of ANBFC, ANBFC Delaware, and the Bank has duly and timely filed with the appropriate Federal, state and local governmental agencies all tax returns and reports required to be filed, including, without limitation, income, excise, property, sales, use, franchise, value added, unemployment, employees’ income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and has paid, or has established adequate reserves for the payment of, all taxes and assessments that are or are claimed to be due, payable or owed by ANBFC, ANBFC Delaware, or the Bank, or for which ANBFC, ANBFC Delaware, or the Bank may have liability, whether as a result of their own activities or by virtue of their affiliation with other entities and all interest and penalties thereon, whether disputed or not. All such tax returns and reports are accurately prepared and all deposits required by law to be made by ANBFC, ANBFC Delaware or the Bank, with respect to employees’ withholding taxes have been duly made. None of ANBFC, ANBFC Delaware, or the Bank is or has been delinquent in the payment of any foreign

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or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. Within the last four (4) years, none of ANBFC’s, ANBFC Delaware’s, or the Bank’s Federal income tax return has been audited or examined and no such audit is currently pending or threatened. None of ANBFC, ANBFC Delaware, or the Bank has not been granted any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to any of ANBFC, ANBFC Delaware, or the Bank, or any waiver or agreement by any such entity for the extension of time for the assessment or collection of any tax. None of ANBFC, ANBFC Delaware, or the Bank has committed any material violation of any applicable Federal, state, local or foreign tax laws.

        The amounts set up as provisions for current or deferred taxes on the Financial Statements and the Call Reports are sufficient for the payment of all unpaid Federal, state, county, local, foreign or other taxes (including any interest or penalties) of or on behalf of ANBFC, ANBFC Delaware, and the Bank applicable to the periods covered by each entity’s financial statements, and all years and periods prior thereto. Schedule 3.14 sets forth the amount and the calculation of the Bank’s deferred tax asset as of December 31, 2003. True and complete copies of the Federal income tax returns of ANBFC and the Bank as filed with the Internal Revenue Service (the “IRS”) for the years ended December 31, 1999, 2000, 2001 and 2002, have been delivered to Summit BHC.

        Section 3.15 Insurance. Schedule 3.15 contains an accurate and complete list and brief description of all policies of insurance, including fidelity and bond insurance, of ANBFC, ANBFC Delaware, and the Bank. Except as set forth on Schedule 3.15, all such policies (A) are sufficient for compliance by ANBFC, ANBFC Delaware, and the Bank with all requirements of law and all agreements to which ANBFC, ANBFC Delaware, or the Bank is a party, (B) are valid, outstanding and enforceable except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (C) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (D) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. To the best of their knowledge, none of ANBFC, ANBFC Delaware, or the Bank is in default with respect to the provisions of any such policy and has not failed to give any notice or present any claim thereunder in a due and timely fashion. Each material property of ANBFC, ANBFC Delaware, and the Bank is insured for the benefit of ANBFC, ANBFC Delaware, or the Bank in amounts deemed adequate by ANBFC’s management against risks customarily insured against. Except as set forth on Schedule 3.15, there have been no claims under any fidelity bonds or under any directors’ and officers insurance of ANBFC, ANBFC Delaware, or the Bank within the last three (3) years and ANBFC is not aware of any facts that would form the basis of a claim under such bonds.

        Section 3.16 No Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III, there has not been any Material Adverse Change since

September 30, 2003, nor has any event or condition occurred that has resulted in, or has a reasonable possibility of resulting in the future, in a Material Adverse Change.

        Section 3.17 Proprietary Rights. Except as set forth on Schedule 3.17, none of ANBFC, ANBFC Delaware, or the Bank owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for the business or operations of ANBFC, ANBFC Delaware, or the Bank. To the best knowledge of ANBFC, ANBFC Delaware, and the Bank, none of ANBFC, ANBFC Delaware, or the Bank are infringing upon or otherwise acting adversely to, and have not in the past three (3) years infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending, or to the knowledge of ANBFC, ANBFC Delaware, or the Bank threatened, with respect thereto.

        Section 3.18 Transactions with Certain Persons and Entities. Except as disclosed in Schedule 3.18, none of ANBFC, ANBFC Delaware, or the Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of ANBFC, ANBFC Delaware, or the Bank, and none of such persons owes any amount to ANBFC or the Bank. Except as set forth on Schedule 3.18, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among ANBFC, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any of its Affiliates other than ANBFC Delaware and the Bank.

        Section 3.19 Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of ANBFC, ANBFC Delaware, or the Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against, ANBFC, ANBFC Delaware, the Bank or the present holder thereof, except as disclosed in Schedule 3.19; provided, however, that the foregoing sentence shall not be deemed to be a representation or warranty of collectibility of any of the assets. The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to ANBFC, ANBFC Delaware, or the Bank that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). ANBFC has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans on the internal watch list of ANBFC, ANBFC Delaware, and the Bank, a copy of which as of December 31, 2003, has been provided to Summit BHC.

        Section 3.20 Employee Relationships. Each of ANBFC, ANBFC Delaware, and the Bank has complied with all applicable material laws relating to its relationships with its employees, and ANBFC believes that the relationships between ANBFC and its employees and between the Bank and its employees are good. To the best knowledge of ANBFC, no key executive officer or manager of any of the operations operated by ANBFC, ANBFC Delaware, or the Bank or any group of employees of ANBFC, ANBFC Delaware, or the Bank has or have any present plans to terminate their employment with ANBFC or the Bank.

        Section 3.21 Condition of Assets. Except as set forth on Schedule 3.21, all furniture, fixtures and equipment used by ANBFC, ANBFC Delaware, or the Bank are in good operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether Federal, state or local. None of ANBFC’s, ANBFC Delaware’s, or the Bank’s premises or equipment are in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

        Section 3.22 Environmental Compliance. Except as disclosed on Schedule 3.22:

A. Each of ANBFC, ANBFC Delaware, and the Bank, their respective operations and all of their respective Properties are in material compliance with all Environmental Laws (as defined in Section 11.10). None of ANBFC, ANBFC Delaware, or the Bank is aware of, nor has ANBFC, ANBFC Delaware, or the Bank received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of ANBFC, ANBFC Delaware, or the Bank with all Environmental Laws.

B. ANBFC, ANBFC Delaware, and the Bank have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

C. No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that ANBFC, ANBFC Delaware, and the Bank make and intend to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

D. There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to the knowledge of ANBFC, ANBFC Delaware, or the Bank, threatened against ANBFC, ANBFC Delaware, or the Bank relating in any way to any Environmental Law. None of ANBFC, ANBFC Delaware, or the Bank has any liability for remedial action under any Environmental Law. None of ANBFC, ANBFC Delaware, or the Bank has received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has ANBFC, ANBFC Delaware, or the Bank received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any

Environmental Law (including, without limitation, any letter, notice or inquiry from any person or governmental entity informing ANBFC, ANBFC Delaware, or the Bank that they are or may be liable in any way under CERCLA (as defined in Section 11.10) or requesting information to enable such a determination to be made).

        Section 3.23 Regulatory Compliance. Except as set forth on Schedule 3.23, all reports, records, registrations, statements, notices and other documents or information required to be filed by ANBFC, ANBFC Delaware, and the Bank with any federal or state regulatory authority, including, without limitation, the OCC, the Federal Reserve, the FDIC and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete. Except as set forth on Schedule 3.23, none of ANBFC, ANBFC Delaware, or the Bank is now or has been within the last four (4) years subject to any commitment letter, memorandum of understanding, cease and desist order, written agreement or other formal or informal administrative action with any such regulatory bodies. ANBFC does not believe any such regulatory bodies have any present intent to place ANBFC, ANBFC Delaware, or the Bank under any such administrative action. Except as set forth on Schedule 3.23, there are no actions or proceedings pending or threatened against ANBFC, ANBFC Delaware, or the Bank by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        Section 3.24 Absence of Certain Business Practices. To the best knowledge of ANBFC, ANBFC Delaware, and the Bank, none of ANBFC, ANBFC Delaware, or the Bank, nor any officer, employee or agent of ANBFC, ANBFC Delaware, or the Bank, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of ANBFC, ANBFC Delaware, or the Bank (or assist ANBFC, ANBFC Delaware, or the Bank in connection with any actual or proposed transaction) that (A) might subject ANBFC, ANBFC Delaware, or the Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, might have resulted in a Material Adverse Change or (C) if not continued in the future might result in a Material Adverse Change or might subject ANBFC, ANBFC Delaware, or the Bank to suit or penalty in any private or governmental litigation or proceeding.

        Section 3.25 Proxy Statement. None of the information supplied or to be supplied by ANBFC, ANBFC Delaware, or the Bank, or any of their respective directors, officers, employees or agents for inclusion in the Proxy Statement, or any amendment thereof or supplement thereto, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that ANBFC, ANBFC Delaware, or the Bank are responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

        Section 3.26 Dissenting Shareholders. ANBFC has no knowledge of any plan or intention on the part of any ANBFC Shareholders to make written demand for payment of the fair value of their shares of the ANBFC Stock in the manner provided by applicable law.

        Section 3.27 Books and Records. The minute books, stock certificate books and stock transfer ledgers of ANBFC, ANBFC Delaware, and the Bank (A) have been kept accurately in the ordinary course of business, (B) are complete and correct in all material respects, (C) the transactions entered therein represent bona fide transactions, and (D) there have been no transactions involving the business of ANBFC, ANBFC Delaware, or the Bank that properly should have been set forth therein and that have not been accurately so set forth.

        Section 3.28 Forms of Instruments, Etc. ANBFC has made, and will make, available to Summit BHC copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by ANBFC or the Bank in the ordinary course of its business.

        Section 3.29 Fiduciary Responsibilities. ANBFC, ANBFC Delaware, and the Bank have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change or materially and adversely affect the transactions contemplated by this Agreement, and none of ANBFC, ANBFC Delaware, or the Bank has any reason to be aware of any basis for the same.

        Section 3.30 Guaranties. Except for items in the process of collection in the ordinary course of the Bank’s business, none of the obligations or liabilities of ANBFC, ANBFC Delaware, or the Bank are guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, according to prudent business practices and in compliance with applicable law, has ANBFC, ANBFC Delaware, or the Bank guaranteed the obligations or liabilities of any other person, firm or corporation.

        Section 3.31 Voting Trust or Buy-Sell Agreements. Except as set forth on Schedule 3.31, ANBFC is not aware of any agreement between any of its shareholders relating to a right of first refusal with respect to the purchase or sale by any such shareholder of capital stock of ANBFC or any voting agreement or voting trust with respect to shares of capital stock of ANBFC.

        Section 3.32 Employee Benefit Plans.

A. Set forth on Schedule 3.32 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is currently or has been at any time within the last sixty (60) months, maintained or contributed to by ANBFC or any Subsidiary of ANBFC, or with respect to which ANBFC or any Subsidiary of ANBFC has any liability, or (b) provides benefits, or describes policies or procedures applicable to any officer, employee, service provider, former officer or former employee of ANBFC or any Subsidiary of ANBFC, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. ANBFC has delivered or made available to Summit BHC true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (without limitation, actuaries investment managers, etc.) that relate to any Employee Plan, the Form 5500 filed in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto reasonably requested by Summit BHC. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would subject Summit BHC, ANBFC or any of their respective Subsidiaries to any taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter, does not have any amendments for which the remedial amendment period under Code Section 401(b) has expired, and has been operated in compliance with applicable law, and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in compliance with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of ANBFC, none are threatened. No written or oral representations have been made to any employee or former employee of ANBFC or any Subsidiary of ANBFC promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment, (except to the extent of coverage required under Section 4980B of the Code). Compliance with FAS 106 will not create any material change to the Financial Statements. Except as required in connection with qualified plan amendments required by tax law changes, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of ANBFC or any Subsidiary of ANBFC. Except as disclosed on Schedule 3.32, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will Summit BHC be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against ANBFC, an Employee Plan, or any other person, including without limitation, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C. With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which ANBFC or any Subsidiary of ANBFC is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(i) All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated to the Closing such that failures to operate such group health plans in full compliance with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code would not subject ANBFC or any Subsidiary of ANBFC to liability;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been in the last five (5) calendar years); and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been since 1974.

D. ANBFC and each Subsidiary of ANBFC is completely insured for all health insurance claims. No event has occurred or circumstances exist that could result in a material increase in premium costs of Employee Plans that are insured or a material increase in self-insured costs.

E. All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no changes in the information set forth therein.

F. All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due to have been paid to or with respect to each Employee Plan and all contributions (other than claims) for any period ending on or before the Effective Date that are not yet due have been paid to each such Employee Plan.

G. Except for the payments provided for under Section 1.06(i), the payment described in Section 1.05F above, together with any other payments to be made in connection with the Merger shall not constitute “excess parachute payments” as defined in Section 280G(b)(1) of the Code.

        Section 3.33 Representations Not Misleading. To the best knowledge of ANBFC, ANBFC Delaware, and the Bank, all material facts relating to the business operations, properties, assets, liabilities (contingent or otherwise) and financial condition of ANBFC, ANBFC Delaware, and the Bank have been disclosed to Summit BHC in or in connection with this Agreement. No representation or warranty by ANBFC contained in this Agreement, nor any statement, exhibit or schedule furnished to Summit BHC by ANBFC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over ANBFC or its properties of the facts and circumstances upon which they were based. Except as disclosed herein, there is no matter that materially adversely affects ANBFC, ANBFC Delaware, or the Bank or ANBFC’s, ANBFC Delaware’s, or the Bank’s ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby, or to the knowledge of ANBFC, will in the future result in a Material Adverse Change. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by ANBFC.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SUMMIT BHC

        Summit BHC hereby makes the representations and warranties set forth in this ARTICLE IV to ANBFC.

        Section 4.01 Organization and Qualification. Summit BHC is a corporation, duly organized, validly existing under the laws of the State of Texas, and in good standing under all laws, rules, and regulations applicable to corporations located in the State of Texas. Summit BHC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

        Section 4.02 Execution and Delivery. Summit BHC has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including, but not limited to, the Merger Agreement. This Agreement has been, and the other agreements and documents contemplated hereby, including, but not limited to, the Merger Agreement, have been or at Closing will be, duly executed by Summit BHC and each constitutes the valid and binding obligation of Summit BHC, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        Section 4.03 Summit BHC Capitalization. As of September 30, 2003, the authorized capital stock of Summit BHC consists of 6,164,929 shares of common stock, par value $1.25, issued and outstanding. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.03, Summit BHC does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument, and Summit BHC is not obligated to issue any shares of its capital stock for any purpose. There are no unsatisfied preemptive rights in respect to the capital stock of Summit BHC.

        Section 4.04 New ANBFC Capitalization. The authorized capital stock of New ANBFC will consist of 1,000 shares of common stock, $1.00 par value. As of the Closing Date, 1,000 shares of New ANBFC Stock will be issued and outstanding.

        Section 4.05 Compliance with Laws, Permits and Instruments. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, including, but not limited to the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (A) any provision of the Articles of Incorporation or Bylaws of Summit BHC, (B) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Summit BHC or its assets, operations, properties or businesses now conducted or heretofore conducted or (C) any statute, law, ordinance, rule or regulation applicable to Summit BHC.

        Section 4.06 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Summit BHC, threatened against Summit BHC that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by Summit BHC pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 4.07 Consents and Approvals. Except for regulatory approvals as disclosed in Schedule 4.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Summit BHC in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement or the consummation by Summit BHC of the transactions contemplated hereby or thereby. As of the date of this Agreement, Summit BHC has no reason to believe that it will not receive regulatory approval of the transactions contemplated hereby.

        Section 4.08 Summit BHC Financial Statements. Summit BHC has furnished to ANBFC true and complete copies of the audited financial statements of Summit BHC for the years ended December 31, 2001 and 2002 (the “Summit BHC Financial Statements”). Except as described in Schedule 4.08, the Summit BHC Financial Statements (including any related notes) were prepared in conformity with generally accepted accounting principles (“GAAP”), applied on a basis consistent with prior periods, except as otherwise noted therein, and the accounting records underlying the Summit BHC Financial Statements accurately and fairly reflect in all material respects the transactions of Summit BHC. The Summit BHC Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein or as set forth on Schedule 4.08.

        Section 4.09 Proxy Statement. None of the information supplied or to be supplied by Summit BHC or any of its directors, officers, employees or agents for inclusion in the Proxy Statement, or any amendment thereof or supplement thereto, will be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that Summit BHC is responsible for filing with any regulatory or governmental agency in connection with the Merger will comply in all material respects with the provisions of applicable law.

        Section 4.10 Financing. Summit BHC has previously investigated its financing options and whether outside financing will be necessary in connection with the transactions contemplated by this Agreement. As of the date of this Agreement, Summit BHC has no reason to believe that it will not be able to obtain financing on terms acceptable to Summit BHC, if necessary.

        Section 4.11 Representations Not Misleading. No representation or warranty by Summit BHC contained in this Agreement, or any statement, exhibit or schedule furnished to ANBFC or the Bank by Summit BHC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over Summit BHC of the facts and circumstances upon which they were based.

ARTICLE V.
COVENANTS OF ANBFC

        ANBFC hereby makes the covenants set forth in this ARTICLE V to Summit BHC.

        Section 5.01 Best Efforts. ANBFC will use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 5.02 Merger Agreement. ANBFC will, as soon as practicable after the execution of this Agreement, duly authorize and enter into the Merger Agreement, the form of which is attached hereto as Exhibit A, and perform all of its obligations thereunder.

        Section 5.03 Information for Applications and Statements. ANBFC will, and will cause ANBFC Delaware and the Bank to, promptly furnish to Summit BHC all information concerning ANBFC, ANBFC Delaware, and the Bank, including, but not limited to, financial statements, required for inclusion in (A) any proxy statement to be used by ANBFC in connection with the approval of the shareholders of ANBFC of the transactions contemplated hereby, which shall be prepared by ANBFC with the assistance of Summit BHC, and (B) any application or statement to be made by Summit BHC or filed by Summit BHC with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and ANBFC represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. ANBFC shall, and shall cause ANBFC Delaware and the Bank to, otherwise fully cooperate with Summit BHC in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

        Section 5.04 Required Acts of ANBFC and the Bank. Prior to the Closing, ANBFC shall, and shall cause ANBFC Delaware and the Bank to, unless otherwise permitted in writing by Summit BHC:

A. Operate only in the ordinary course of business and consistent with normal banking practices;

B. Except as required by normal business practices, use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors, suppliers, correspondent banks, officers, directors, employees and agents;

C. Act in a manner intended to preserve or attempt to preserve its goodwill;

D. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as ANBFC may in good faith reasonably dispute;

E. Except as required by normal business practices, maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

F. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by normal business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion;

G. Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

H. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

I. Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

K. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP), and maintain the allowance for loan losses account for the Bank in an adequate amount to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; and

L. Accrue for all amounts associated with the transactions contemplated by this Agreement, including without limitation, the amounts set forth in Section 1.06, and if requested by Summit BHC, pay such amounts prior to the Effective Date. Immediately prior to the Closing Date ANBFC shall also cause the Bank to take all such provisions, charge-offs and establish all such reserves as Summit BHC shall request. A Material Adverse Change on ANBFC shall not be deemed to have occurred as a consequence of any modifications or changes undertaken on account of this Section 5.04L.

        Section 5.05 Prohibited Acts of ANBFC and the Bank. After the date of this Agreement and prior to the Closing, none of ANBFC, ANBFC Delaware, or the Bank shall, without the prior written consent of Summit BHC:

A. Introduce any new material method of management or operation;

B. Take any action that could reasonably be anticipated to result in a Material Adverse Change;

C. Take or fail to take any action that would reasonably cause or permit the representations and warranties made in ARTICLE III hereof to be inaccurate at the time of the Closing or preclude ANBFC from making such representations and warranties at the time of the Closing;

D. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except in the ordinary course of business and consistent with normal banking practices;

E. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect;

F. Incur any obligation or liability, whether absolute or contingent, other than funds drawn from Laredo National Bank to pay interest in the ordinary course of business consistent with past practices or otherwise occurring in the ordinary course of business and consistent with normal banking practices;

G. Discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

H. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

I. Purchase or redeem any of its stock or options thereon or declare or pay any dividend or other distribution on ANBFC’s outstanding capital stock;

J. Permit the Bank or ANBFC Delaware to declare or pay any dividend or distribution on its outstanding capital stock except that the Bank may pay dividends to ANBFC Delaware and ANBFC Delaware may pay dividends to ANBFC for the purpose of payment of franchise taxes, scheduled principal and interest payments on ANBFC’s outstanding indebtedness, legal and accounting fees and other routine expenses incurred in the ordinary course of business consistent with past practices;

K. Change its articles or bylaws or its authorized capital stock;

L. Sell, transfer, lease to others or otherwise dispose of any of its assets or cancel or compromise any debt or claim, or waive or release any right or claim, which, individually or in the aggregate, would constitute a Material Adverse Change, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

M. Enter into any transaction other than in the ordinary course of business;

N. Except in the ordinary course of the Bank’s business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, extra pension or extra severance or extra vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles, and except normal periodic increases in the compensation payable to officers or salaried employees, consistent with past practices and made in the ordinary course of business, and ANBFC shall not be prohibited from continuing, consistent with past practices, the accrual of 401(k) matching funds, nor from paying such amounts to ANBFC’s 401(k) participants prior to Closing.

Q. Engage in any transaction with any affiliated person or create any liability of ANBFC or the Bank owed to such persons other than in the form of loans, deposits, wages, salaries and reimbursement of expenses created in the ordinary course of business and consistent with past practices;

R. Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or in a fiduciary capacity);

S. Terminate, cancel or surrender any contract, lease or other agreement or suffer any damage, destruction or loss that, in any case or in the aggregate, would constitute a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or breach or infringe upon, any United States or foreign license or Proprietary Right or modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

U. Except for improvements or betterments relating to Properties, make any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

V. Hire or employ any person with an annual salary equal to or greater than $40,000;

W. Make any, or acquiesce with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

X. Between the date of the Agreement and the Closing Date, sell any Investment Securities or purchase any Investment Securities in excess of an aggregate amount of $100,000 (other than U.S. Treasuries with a maturity of less than one year, and except in the ordinary course of business as disclosed in the investment reports included in the monthly report to the Bank’s Board of Directors);

Y. Other than loans fully secured by certificates of deposit or liquid, readily marketable collateral, make or alter any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $75,000, or renew or extend the maturity of any loan to any single borrower and his related interests in excess of the principal amount of $75,000; or

Z. Except as permitted by Section 8.10 and Section 8.11, dispose of, or otherwise divest itself of ownership, possession, custody or control of any asset (other than other real estate owned), incur any liability or obligation, or otherwise, take any step that would increase the shareholders’ equity of ANBFC, but which would have the effect or likely given the passage of time would have the effect of reducing the earnings or profitability of ANBFC or the Bank.

        Section 5.06 Access; Pre-Closing Investigation. Subject to the provisions of ARTICLE X, ANBFC shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Summit BHC full access to the properties, books, contracts and records of ANBFC, ANBFC Delaware, and the Bank, permit Summit BHC to make such inspections (including without limitation with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon) as they may require and furnish to Summit BHC during such period all such information concerning ANBFC, ANBFC Delaware, and the Bank and their respective affairs as Summit BHC may reasonably request, in order that Summit BHC may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of ANBFC, ANBFC Delaware, and the Bank, including, without limitation, access sufficient to verify the value of the assets and the liabilities of ANBFC, ANBFC Delaware, and the Bank and the satisfaction of the conditions precedent to Summit BHC’s obligations described in Article VIII of this Agreement; provided that such investigation shall be conducted in the manner least disruptive to the business and operations of the ANBFC, ANBFC Delaware, and the Bank. ANBFC agrees at any time, and from time to time, to furnish to Summit BHC as soon as practicable, any additional information that Summit BHC may reasonably request.

        Section 5.07 Invitations to and Attendance at Directors’ and Committee Meetings. ANBFC shall give notice, and shall cause the Bank to give notice, to two (2) designees of Summit BHC, and shall invite such persons to attend all regular and special meetings of the board of directors of ANBFC and the Bank and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of the Bank) of ANBFC or the Bank; provided, however, that Summit BHC’s designees shall excuse themselves from the portion of any meeting at which the Agreement is discussed. If the Merger is finally disapproved by any appropriate regulatory authority or if this Agreement is terminated pursuant to its terms, Summit BHC’s designees will no longer be entitled to notice of and permission to attend such meetings.

        Section 5.08 Additional Financial Statements and Tax Returns. ANBFC shall promptly furnish, when available, Summit BHC with (A) unaudited financial statements of ANBFC and the Bank as of and for the period ended December 31, 2003 (and for each subsequent quarter-ending during the term of this Agreement), (B) true and complete copies of the Report of Condition and Income of the Bank as of December 31, 2003 (and for each subsequent quarter-ending during the term of this Agreement), and (C) a true and complete copy of the Federal income tax return of ANBFC and the Bank as filed with the IRS for the year ended December 31, 2003.

        Section 5.09 Untrue Representations. ANBFC shall promptly notify Summit BHC in writing if ANBFC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Summit BHC or any representation or warranty made in or pursuant to this Agreement or that results in ANBFC’s failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 5.10 Litigation and Claims. ANBFC shall promptly notify Summit BHC in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against ANBFC, ANBFC Delaware, or the Bank or affecting any of their properties, if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Change, and ANBFC shall promptly notify Summit BHC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of ANBFC, threatened against ANBFC, ANBFC Delaware, or the Bank that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by ANBFC, ANBFC Delaware, or the Bank pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 5.11 Notice of Material Adverse Changes. ANBFC shall promptly notify Summit BHC in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of ANBFC, ANBFC Delaware, or the Bank that has or may reasonably be expected to have or lead to a Material Adverse Change.

        Section 5.12 No Negotiation with Others. ANBFC shall not, directly or indirectly, nor shall it permit ANBFC Delaware or the Bank or their respective officers, directors, employees, representatives or agents to, directly or indirectly (A) encourage, solicit or initiate discussions or negotiations with, or (B) except upon advice of counsel to the extent required to fulfill the fiduciary duties owed to the shareholders of ANBFC, entertain, discuss or negotiate with, or provide any information to, or cooperate with, any corporation, partnership, person or other entity or group (other than Summit BHC or its Affiliates or associates or officers, partners, employees or other authorized representatives of Summit BHC or such Affiliates or associates) concerning any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock or similar transaction involving ANBFC, ANBFC Delaware, or the Bank. Immediately upon receipt of any unsolicited offer, ANBFC will communicate to Summit BHC the terms of any proposal or request for information and the identity of the parties involved.

        Section 5.13 Consents and Approvals. ANBFC shall use its best efforts to obtain all consents and approvals from third parties, including those listed on Schedule 3.09, at the earliest practicable time.

        Section 5.14 Environmental Investigation; Right to Terminate Agreement.

A. Summit BHC and its consultants, agents and representatives, at the sole cost and expense of Summit BHC, shall have the right to the same extent that ANBFC, ANBFC Delaware, or the Bank has such right, but not the obligation or responsibility, to inspect any Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to February 16, 2004. Summit BHC shall notify ANBFC prior to any physical inspections of the Property, and ANBFC may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water and other sampling is deemed desirable by Summit BHC, Summit BHC shall (i) notify ANBFC of any Property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) at the sole cost and expense of Summit BHC, commence such secondary investigation, on or prior to March 1, 2004. Summit BHC shall give reasonable notice to ANBFC of such secondary investigations, and ANBFC may place reasonable time and place restrictions on such secondary investigations.

B. ANBFC agrees to indemnify and hold harmless Summit BHC for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Summit BHC or its agents, which damage or injury is attributable to the negligent actions of ANBFC or the Bank or their agents. Summit BHC agrees to indemnify and hold harmless ANBFC for any claims for damage to property, or injury or death to persons, attributable to the negligent actions of Summit BHC or its agents in performing any Environmental Inspection or secondary investigation except to the extent caused in whole or in part by the negligence of ANBFC, ANBFC Delaware, or the Bank. Summit BHC shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall not be made by Summit BHC. Summit BHC shall make no such report prior to Closing unless required to do so by law, and in such case will give ANBFC reasonable notice of Summit BHC’s intentions.

C. Summit BHC shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of such Environmental Inspection, secondary investigation or other environmental survey are in good faith disapproved by Summit BHC because the environmental inspection, secondary investigation or other environmental survey identifies material violations or potential violations of Environmental Laws; (iii) ANBFC, ANBFC Delaware, or the Bank has refused to allow Summit BHC to conduct an Environmental Inspection or secondary investigation in a manner that Summit BHC reasonably considers necessary; (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require substantial remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to March 15, 2004, Summit BHC shall advise ANBFC in writing as to whether Summit BHC intends to terminate this Agreement because Summit BHC disapproves of the results of the Environmental Inspection, secondary investigation or other environmental survey. ANBFC shall have the opportunity to correct any objected to violations or conditions to Summit BHC’s reasonable satisfaction prior to March 31, 2004. In the event that ANBFC fails to demonstrate its satisfactory correction of the violations or conditions to Summit BHC, Summit BHC may terminate the Agreement at any time after March 31, 2004. In the event that this Agreement is terminated in accordance with this Section 5.14, Summit BHC shall provide ANBFC with a copy of all inspection reports and surveys upon which Summit BHC has relied to terminate this Agreement.

D. ANBFC agrees to make available to Summit BHC and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including, without limitation, the results of other environmental inspections and surveys. ANBFC also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Summit BHC and shall be entitled to certify the same in favor of Summit BHC and its consultants, agents and representatives and make all other data available to Summit BHC and its consultants, agents and representatives.

        Section 5.15 Proxies. Within twenty (20) days of the date of this Agreement, ANBFC and each of the persons set forth on Schedule 5.15 shall execute the Voting Agreement and Irrevocable Proxy in the form attached hereto as Exhibit C, and ANBFC acknowledges that such persons have agreed that they will vote the shares of the ANBFC Stock owned by them in favor of (i) the Merger Agreement and the Merger and the transactions contemplated hereby and thereby, subject to required regulatory approvals, and (ii) the Parachute Payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

        Section 5.16 Optionholder Agreements. Within twenty (20) days of the date of this Agreement, ANBFC will provide to Summit BHC written agreements, in the form attached as Exhibit F hereto, from all holders of the ANBFC Options in which each such ANBFC Optionholder agrees (i) not to exercise any of the ANBFC Options, (ii) to accept the pro rata portion of the Merger Consideration for the ANBFC Options as described in Section 1.05 as of the Effective Date, and (iii) upon receipt of such Merger Consideration, such ANBFC Options shall be cancelled and shall terminate at the Effective Date. If requested to do so by Summit BHC, ANBFC, immediately prior to the Effective Date, but in no event prior to the Closing Date, shall pay the pro rata portion of the Merger Consideration due for the ANBFC Options.

        Section 5.17 Parachute Payment Agreement. Within twenty (20) days of the date of this Agreement, ANBFC will provide to Summit BHC written agreements or amendments to existing agreements, as the case may be, from the individuals set forth on Schedule 5.17, pursuant to which each such individual shall agree that in the event the ANBFC Shareholders do not approve the Parachute Payments as contemplated by Section 1.09A, as well as any other payments made in connection with the Merger that may constitute “excess parachute payments,” then all such payments shall be limited to the maximum amount that can be paid such that no portion of such payments constitute “excess parachute payments” as defined in Section 280G(b)(1) of the Code.

        Section 5.18 Shell Charter Sale. Parties acknowledge that Summit BHC may elect to sell the charter of the Bank to a third party (the “Shell Charter Sale”) subsequent to the Effective Time of the Merger. Upon the request of Summit BHC, ANBFC agrees (and also agrees to cause the Bank) to cooperate with Summit BHC in connection with the Shell Charter Sale (including without limitation providing any additional information pertaining to the Bank) and ANBFC further agrees (and also agrees to cause the Bank) to promptly execute and deliver any other agreements, documents, instruments and/or regulatory applications of any kind or nature as Summit BHC may request that are necessary in order to effect the Shell Charter Sale; provided, however, the Shell Charter Sale shall be conditioned upon Closing of the transaction contemplated by this Agreement and will not occur prior to the Closing Date.

        In the event that Summit BHC elects to pursue the Shell Charter Sale, Summit BHC agrees that any fees incurred by ANBFC as a result of assisting Summit BHC with a potential

Shell Charter Sale will not result in a deduction from the Merger Consideration. Summit BHC further agrees that all fees incurred by ANBFC as a result of assisting Summit BHC with a potential Shell Charter Sale will be reimbursed to ANBFC.

ARTICLE VI.
COVENANTS OF SUMMIT BHC

        Summit BHC hereby makes the covenants set forth in this ARTICLE VI to ANBFC.

        Section 6.01 Best Efforts. Summit BHC agrees to use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 6.02 Incorporation and Organization of New ANBFC. Summit BHC will incorporate, charter and organize New ANBFC as a Texas corporation.

        Section 6.03 Merger Agreement. Summit BHC will, as soon as practicable after the execution of this Agreement, enter into the Merger Agreement, the form of which is attached hereto as Exhibit A, and shall perform all of its obligations thereunder. Summit BHC will, as soon as practicable after the execution of this Agreement, cause New ANBFC to duly authorize and enter into the Merger Agreement and shall cause New ANBFC to perform all of its obligations thereunder. Summit BHC shall vote all of the stock of New ANBFC in favor of the Merger and the Merger Agreement.

        Section 6.04 Information for Applications and Statements. Summit BHC will promptly furnish to ANBFC all information concerning Summit BHC and New ANBFC, including, but not limited to, financial statements, required for inclusion in (A) any proxy statement to be used by ANBFC in connection with the approval of the shareholders of ANBFC of the transactions contemplated hereby, which proxy statement shall be prepared by ANBFC with the assistance of Summit BHC, and (B) any application or statement to be made by ANBFC or filed by ANBFC with any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any unrelated transactions during the pendency of this Agreement, and Summit BHC represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Summit BHC shall otherwise fully cooperate with ANBFC and the Bank in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger.

        Section 6.05 Acts of New ANBFC. Prior to the Closing, Summit BHC shall not cause New ANBFC to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby, including, but not limited to, the Merger Agreement.

        Section 6.06 Untrue Representations. Summit BHC shall promptly notify ANBFC in writing if Summit BHC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to ANBFC or any representation or warranty made in or pursuant to this Agreement or that results in Summit BHC’s failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 6.07 Litigation and Claims. Summit BHC shall promptly notify ANBFC in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Summit BHC, threatened against Summit BHC or New ANBFC that questions or might question the validity of this Agreement or the agreements contemplated hereby, including, but not limited to, the Merger Agreement, or any actions taken or to be taken by Summit BHC or New ANBFC pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 6.08 Regulatory and Other Approvals. Summit BHC shall promptly, but in no event later than thirty (30) days following the date of this Agreement, file or cause to be filed applications for all regulatory approvals required to be obtained by Summit BHC or New ANBFC in connection with this Agreement and the other agreements contemplated hereby. Summit BHC shall promptly furnish ANBFC with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Summit BHC shall use its best efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Schedule 4.07, at the earliest practicable time.

        Section 6.09 Adverse Change. Summit BHC shall promptly notify ANBFC in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) that would adversely affect, prevent or delay consummation of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

        Section 6.10 Severance. Summit BHC shall pay any officer, other than those officers who are parties to employment agreements with Summit BHC, who is employed by the Bank at the Closing Date and is subsequently terminated by Summit BHC without Cause during the twelve (12) months following the Closing Date, an amount equal to six (6) months’ gross salary calculated based upon that officer’s salary at the Closing Date. For purposes of this Section 6.10, “Cause” shall mean termination resulting from: (i) a guilty plea, conviction, or plea of “no contest” of the employee of a criminal felony or a crime of moral turpitude; (ii) the receipt by Summit BHC of the written request and order of any applicable regulatory agency or authority for removal of the employee as an employee of Summit BHC or its subsidiary bank; (iii) the employee’s knowing violation or caused violation of any applicable banking law or any regulation or rule of any applicable bank regulatory agency or authority resulting in any enforcement action against Summit BHC or its subsidiary bank or their respective board of directors or the employee by such agency or authority; (iv) the employee’s refusal or failure to comply with or perform the reasonable policies, procedures or directions of the board of directors of Summit BHC or its subsidiary bank; or (v) the employee’s dishonesty that relates to the performance of the employee’s duties for Summit BHC or its subsidiary bank.

        Section 6.11 Employment Matters. The employees of the Bank on the Closing Date (hereinafter collectively referred to as the “Employees,” and referred to individually as the “Employee”) shall remain employees of the Bank or become employees of Summit BHC upon consummation of the Merger. Summit BHC reserves the right, subject to Section 6.10 above, to terminate any such employee and to modify the job duties, compensation and authority of such Employee. For all purposes generally affecting Summit BHC’s employees (including, but not limited to, vacation accruals, vesting and employee benefits), no Employee shall be treated as a newly-hired employee of Summit BHC, but rather, shall receive prior service credit to the full extent that the period of their service to ANBFC or the Bank would have otherwise been recognized by Summit BHC had the Employee been employed by Summit BHC during such period, except that all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Summit BHC’s compensation committee.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ANBFC

        All obligations of ANBFC under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by ANBFC:

        Section 7.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by Summit BHC in this Agreement or in any document or schedule delivered to ANBFC pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). Summit BHC shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Summit BHC prior to or at the Closing.

        Section 7.02 Shareholder Approvals. The holders of the ANBFC Stock entitled to vote on the Merger and the Merger Agreement shall have approved the Merger and the Merger Agreement in accordance with Article 5.03 of the TBCA.

        Section 7.03 Government and Other Approvals. Summit BHC shall have received approvals, acquiescence or consents of the transactions contemplated by this Agreement and the Merger Agreement, from all necessary governmental agencies and authorities and other third parties, including but not limited to the Federal Reserve, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, including, but not limited to, the Merger Agreement and the transactions contemplated hereby and thereby, including all consents described on Schedule 3.09 and Schedule 4.07. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

        Section 7.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (A) make the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (B) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby, or (C) if the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby are consummated, subject ANBFC, ANBFC Delaware, or the Bank or subject any officer, director, shareholder or employee of ANBFC, ANBFC Delaware, or the Bank to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

        Section 7.05 .Employment Agreements. Summit BHC shall have offered employment to H.G. Leffler and Robert D. Roten on such terms as set forth on Schedule 7.05.

ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SUMMIT BHC

        All obligations of Summit BHC under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Summit BHC.

        Section 8.01 Compliance with Representations, Warranties and Agreements. All representations and warranties made by ANBFC in this Agreement or in any document or schedule delivered to Summit BHC pursuant hereto shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date). ANBFC shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by ANBFC prior to or at the Closing.

        Section 8.02 Shareholder Approvals. The holders of the ANBFC Stock entitled to vote on the Merger and the Merger Agreement shall have approved the Merger and the Merger Agreement in accordance with Article 5.03 of the TBCA.

        Section 8.03 Government and Other Approvals. Summit BHC shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to Summit BHC in its sole and reasonable discretion, of the transactions contemplated by this Agreement and the

Merger Agreement from all necessary governmental agencies and authorities, including but not limited to the Federal Reserve, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby, including, but not limited to, the Merger Agreement and the transactions contemplated hereby and thereby, including all consents described on Schedule 3.09 and Schedule 4.07. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, the Summit BHC may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

        Section 8.04 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby or thereby by any Federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of ANBFC or the Bank, (C) impose material limits in the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change or (E) if this Agreement or any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, or the transactions contemplated hereby or thereby are consummated, subject Summit BHC or New ANBFC or subject any officer, director, shareholder or employee of Summit BHC or New ANBFC to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

        Section 8.05 Accounting Treatment. All accounting and tax treatment, entries and adjustments in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby shall be reasonably satisfactory to Summit BHC, Summit BHC shall not have received notification from any proper regulatory authority that Summit BHC’s accounting and tax treatment, entries and adjustments used in connection with the Merger are improper, and Summit BHC shall not have been required by any such regulatory authority to make any accounting or tax adjustments that would constitute a Material Adverse Change.

        Section 8.06 No Material Adverse Change. There shall have been no Material Adverse Change since September 30, 2003.

        Section 8.07 Employment Agreements. Summit BHC shall have reached satisfactory employment agreements with H.G. Leffler and Robert D. Roten.

        Section 8.08 Director Support Agreements. Summit BHC shall have received from each director listed on Schedule 8.08 a Director Support Agreement, the form of which is attached hereto as Exhibit B.

        Section 8.09 Releases of Directors and Officers. Summit BHC shall have received from each of the directors of ANBFC and the Bank, an instrument, the form of which is attached hereto as Exhibit D, dated the Closing Date, releasing ANBFC and the Bank from any and all claims of such directors (except to their deposits and accounts). Summit BHC shall have received from each of the officers of ANBFC and the Bank, an instrument, the form of which is attached hereto as Exhibit E, dated the Closing Date, releasing ANBFC and the Bank from any and all claims of such officers (except to their deposits and accounts).

        Section 8.10 Minimum Shareholders Equity. As of the Closing Date, the shareholders’ equity of ANBFC shall be not less than $5,122,000, computed in accordance with GAAP, before the effect of any adjustments to the Merger Consideration required by the provisions of this Agreement. The aggregate amount of Merger Consideration shall be reduced, on a dollar-for-dollar basis, by the amount that ANBFC’s shareholders’ equity is less than the minimum amount required by this Section 8.10 and increased, on a dollar-for-dollar basis, by the amount that ANBFC’s shareholders’ equity is more than the minimum amount required by this Section 8.10; provided, however, any charge-offs, provisions or reserves requested by Summit BHC pursuant to the provisions of Section 5.04L hereof shall not be considered when determining the amount of ANBFC’s shareholders’ equity for purposes of this Section 8.10; provided, further, that payments required by Sections 1.06 and 5.16 hereby shall not be considered when determining the amount of ANBFC’s shareholders’ equity for purposes of Section 8.10.

        Section 8.11 Minimum Allowance for Loan Losses and Collection of Account Receivable. The Bank shall maintain an allowance for loan and lease losses of at least $742,413 at Closing (as computed in accordance with GAAP). The aggregate amount of Merger Consideration shall be reduced, on a dollar-for-dollar basis, by the difference, adjusted for federal income taxes, between (A) the allowance for loan and lease losses of the Bank at Closing (as computed in accordance with GAAP) and (B) $742,413 less 50% of the allowance for loan and lease losses previously identified by Summit BHC on Schedule 8.11 hereto as a specific allowance for loan losses on each loan which is (i) charged off (1) in whole or in part for loans secured by either real estate or equipment when the resulting book value of the loan is no greater than 80% of the fair market value of the collateral or (2) in full for all other loans or (ii) paid off in full prior to the Closing Date; provided, however, any charge-offs, provisions or reserves requested by Summit BHC pursuant to the provisions of Section 5.04L hereof shall not be considered when determining the amount of the Bank’s allowance for loan and lease losses for purposes of this Section 8.11 or when calculating the Merger Consideration under Section 1.05 hereof. In addition, the Merger Consideration will be reduced by any outstanding balance of that certain receivable on the Bank’s general ledger styled “accounts receivable progressive insurance,” and any claim that the Bank has against Progressive Insurance on the Closing Date will be assigned to an entity that is owned by the ANBFC shareholders and the ANBFC Optionholders; thereafter, neither the Bank nor Summit BHC will have any liability or responsibility for the Bank’s claim against Progressive Insurance.

ARTICLE IX.
TERMINATION AND ABANDONMENT

        Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing (notwithstanding approval thereof by the shareholders of ANBFC), as follows, and in no other manner:

A. By the mutual consent of ANBFC and Summit BHC, duly authorized by the board of directors of each of ANBFC and Summit BHC.

B. By either ANBFC or Summit BHC if the conditions precedent to such parties’ obligations to close specified in ARTICLE VII and ARTICLE VIII, respectively, hereof have not been met or waived by April 30, 2004, or such later date as has been approved by ANBFC and Summit BHC.

C. By either ANBFC or Summit BHC if any of the transactions contemplated by this Agreement or the Merger Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By Summit BHC if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement.

E. By Summit BHC if there shall have been any Material Adverse Change.

F. By Summit BHC in accordance with Section 5.14 or Section 11.18.

G. By Summit BHC if ANBFC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby, including, but not limited to, the Merger Agreement, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from Summit BHC, or if any of the representations or warranties of ANBFC contained herein or therein shall be inaccurate in any material respect.

H. By ANBFC if Summit BHC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure shall not have been cured within a period of thirty (30) calendar days after notice from ANBFC, or if any of the representations or warranties of Summit BHC contained herein or therein shall be inaccurate in any material respect.

        Section 9.02 Notice of Termination. The power of termination provided for by Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 11.07 of this Agreement.

        Section 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 9.01 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) each party shall be responsible for their expenses and costs pursuant to Section 11.02 hereof and (B) the provisions of ARTICLE X hereof shall remain applicable. Notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

ARTICLE X.
CONFIDENTIAL INFORMATION

        Section 10.01 Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article X, the term “Recipient” shall mean the party receiving the Subject Information (as defined in Section 10.02) and the term “Disclosing Party” shall mean the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party”, as used herein, include: (1) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (2) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, governmental agency or individual.

        Section 10.02 Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

        Section 10.03 Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants, attorneys and investment bankers) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); and (B) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

        Section 10.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        Section 10.05 Return of Subject Information. In the event of termination of this Agreement or the Merger Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

        Section 10.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of ARTICLE X of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of ARTICLE X of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of ARTICLE X of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XI.
MISCELLANEOUS

        Section 11.01 Non-survival of Representations and Warranties. The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall not survive the Closing Date.

        Section 11.02 Expenses. Summit BHC shall pay all of its expenses and costs (including, without limitation, all counsel fees and expenses) and ANBFC shall pay all of its expenses and costs (including, without limitation, all counsel fees and expenses), incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

        Section 11.03 Brokerage Fees and Commissions. Summit BHC hereby represents to ANBFC that no agent, representative or broker has represented Summit BHC in connection with the transactions described in this Agreement. ANBFC shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Summit BHC, and Summit BHC hereby agrees to indemnify and hold ANBFC harmless for any amounts owed to any agent, representative or broker of Summit BHC. ANBFC hereby represents to Summit BHC that, other than amounts payable to SAMCO pursuant to that certain letter agreement by and between ANBFC and SAMCO, no agent, representative or broker has represented ANBFC, the Bank or any or all of the shareholders in connection with the transactions described in this Agreement. Except as provided in Section 1.06 of this Agreement, Summit BHC shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of ANBFC, the Bank or any shareholder of ANBFC and ANBFC hereby agrees to indemnify and hold Summit BHC harmless for any amounts owed to any agent, representative or broker of ANBFC, the Bank or any shareholder of ANBFC.

        Section 11.04 Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

        Section 11.05 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

        Section 11.06 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (A) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

        Section 11.07 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (A) in the case of personal delivery, telex or facsimile transmission, when received; (B) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (C) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 11.07. All communications must be in writing and addressed as follows:

        IF TO ANBFC:

Mr. H.G. Leffler
President
ANB Financial Corporation.
5901 South Cooper
P.O. Box 170017
Arlington, Texas 76017
Telecopy: (817) 468-7183

        With a copy to:

Sanford M. Brown, Esq.
Bracewell & Patterson, L.L.P.
500 North Akard Street, Suite 4000
Dallas, Texas 75201
Telecopy: (214) 758-1010

        And

        IF TO SUMMIT BHC:

Mr. Philip E. Norwood
Summit Bancshares, Inc.
3880 Hulen Street
Fort Worth, Texas 76107
Telecopy: (817) 877-2672

With a copy to:

Peter G. Weinstock, Esq.
Jenkens & Gilchrist,
a Professional Corporation
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202-2799
Telecopy: (214) 855-4300

        Section 11.08 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

        Section 11.09 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 11.10 Certain Definitions.

A. “Affiliate” means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

B. “Environmental Laws” mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended (“SWDA,” also known as “RCRA” for a subsequent amending act), (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended (“CERCLA”), (iii) the Clean Water Act, 33 U.S.C. ss. 1251 et seq., as amended (“CWA”), (iv) the Clean Air Act, 42 U.S.C. ss. 7401 et seq., as amended (“CAA”), (v) the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., as amended (“TSCA”), (vi) the Emergency Planning and Community Right to Know Act, 15 U.S.C. ss. 2601 et seq., as amended (“EPCRKA”), and (vii) the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as amended.

C. “Hazardous Material” means, without limitation, (i) any “hazardous wastes” as defined under RCRA, (ii) any “hazardous substances as defined under CERCLA, (iii) any toxic pollutants as defined under CWA, (iv) any hazardous air pollutants as defined under CAA, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances or extremely hazardous substances as defined under EPCRKA, (vii) asbestos, (viii) polychlorinated biphenyls, (ix) underground storage tanks, whether empty, filled or partially filled with any substance, (x) any substance the presence of which on the property in question is prohibited under any Environmental Law, and (xi) any other substance which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

D. The term “Property” or “Properties” shall include all real property owned or leased by ANBFC or the Bank, including, but not limited to properties that the Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

E. “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations or prospects of ANBFC or the Bank and specifically includes any change that reduces the shareholders’ equity of ANBFC and the Bank (on a consolidated basis) by an amount equaling or exceeding $250,000. An event or change affecting the banking industry as a whole shall not be considered a Material Adverse Change unless it affects ANBFC or the Bank to a greater degree than other similar size bank holding companies or banks.

F. “Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

G. “Investment Securities” means all securities held by the Bank and reflected as an asset of the Bank in accordance with RAP.

        Section 11.11 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

        Section 11.12 Attorneys’ Fees and Costs. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

        Section 11.13 Rules of Construction. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are and shall be incorporated herein by reference hereto as though fully set forth herein verbatim.

        Section 11.14 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

        Section 11.15 Public Disclosure. Neither ANBFC nor Summit BHC will make, issue or release any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, ANBFC and Summit BHC will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

        Section 11.16 Extension; Waiver. At any time prior to the Closing Date, the parties may (A) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (B) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (C) waive compliance with any of the agreements or conditions contained herein. Such action shall be evidenced by a signed written notice given in the manner provided in Section 11.07 hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.07 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

        Section 11.17 Amendments. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of Summit BHC and ANBFC at any time before or after adoption of this Agreement by the shareholders of ANBFC but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made that decreases the consideration to be paid for the ANBFC Stock as set forth in Section 1.05 or that materially and adversely affects the rights of ANBFC’s shareholders hereunder without the requisite approval of such shareholders. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

        Section 11.18 Delivery of Schedules. Contemporaneously with the execution of this Agreement, Summit BHC has delivered to ANBFC those schedules required to be prepared by Summit BHC pursuant to the terms of this Agreement. In order to provide for the prompt execution of this Agreement, the parties agree that with respect to the schedules required to be prepared and delivered by ANBFC pursuant to the terms of this Agreement:

A. Within fifteen (15) days after the date of this Agreement, ANBFC shall deliver to Summit BHC full and complete schedules as required to be prepared by ANBFC pursuant to the terms of this Agreement.

B. Following the delivery of true, correct and complete schedules by ANBFC as required in Section 11.18A above, Summit BHC shall have the unconditional right to terminate this Agreement and all of its obligations hereunder by providing notice of termination in the manner described in Section 9.02 no later than ten (10) days following the receipt of all of the schedules, if Summit BHC determines, in its sole and absolute discretion, that the schedules delivered by ANBFC are in form or substance unsatisfactory.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SUMMIT BANCSHARES, INC.
By:
Philip E. Norwood, President

ANB FINANCIAL CORPORATION.
By:
H.G. Leffler, President

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

EXHIBIT B

DIRECTOR SUPPORT AGREEMENT

EXHIBIT C

VOTING AGREEMENT AND IRREVOCABLE PROXY

EXHIBIT D

FORM OF DIRECTOR RELEASE

EXHIBIT E

FORM OF OFFICER RELEASE

EXHIBIT F

FORM OF OPTIONHOLDER AGREEMENT